Exhibit 99.1
Professional Holding Corp. Reports Third-Quarter Results
Quarterly Net Income of $6.3 million as Assets Exceed $2.6 billion
Coral Gables, Fla., October 28, 2021 – Professional Holding Corp. (the “Company”) (NASDAQ:PFHD), the parent company of Professional Bank (the “Bank”), today reported net income of $6.3 million, or $0.48 per share, for the third quarter of 2021 compared to net income of $6.3 million, or $0.47 per share, for the second quarter of 2021, and net income of $1.0 million, or $0.07, for the third quarter of 2020.

“As we celebrated our 13th birthday last month, we’re excited about the prospects of our new LPOs in both Tampa Bay and Jacksonville, as well as our own proprietary digital account opening service that will make starting a new relationship with us easier than ever,” said Daniel R. Sheehan, Chairman and Chief Executive Officer. “Our existing lines of business and markets continue to perform well as exemplified by our strong loan originations for the quarter.”
Results of Operations for the Three Months Ended September 30, 2021
•Net income remained steady at $6.3 million compared to the prior quarter. Net interest income increased $1.9 million, which was offset by a decrease in noninterest income of $0.8 million, an increase in noninterest expense of $0.7 million, and a higher provision expense of $0.3 million.
•During the quarter, interest income derived from loans, including fees, increased $1.9 million. The increase was primarily due to the recognition of $1.8 million from the acceleration of loan fees associated with the Bank’s Payroll Protection Program (“Professional Bank PPP”) and $0.2 million in deposit correspondent fees from service charges on deposit accounts associated with acting as a correspondent bank for a Payroll Protection Program lender (the “Correspondent Banking Relationship”).
•Net interest income increased $1.9 million, or 11.1%, to $19.1 million compared to the prior quarter primarily due to an increase in loan yield in our commercial real estate and commercial loan portfolios. The loan yield increase resulted from the acceleration of Professional Bank PPP loan fees and acceleration of purchase accounting loan marks from the Marquis Bancorp, Inc. (“MBI”) acquisition.
•Noninterest income decreased $0.8 million, or 35.9%, to $1.5 million compared to the prior quarter primarily due to decreases in service charges from the Correspondent Banking Relationship and a decrease in SWAP fee income due to a lower volume of SWAP transactions.
•Noninterest expense increased $0.7 million, or 6.1%, to $11.6 million compared to the prior quarter primarily due to a $0.3 million charitable contribution expense for the AAA scholarship foundation and increased salaries and employee benefits associated with an increase in employee headcount. Employee headcount increased primarily due to our opening of loan production offices (“LPOs”) in Tampa Bay and Jacksonville.
Results of Operations for the Nine Months Ended September 30, 2021
•The variance in the nine-month Results of Operations for 2021 compared to 2020 occurred in part due to the March 26, 2020, closing date of the MBI acquisition as there were 187 days of MBI integration in the nine months of 2020 compared to 273 days in the nine months of 2021 (the “MBI Variance”).
•Net income increased $14.6 million, or 529.7%, to $17.4 million compared to the prior year. The increase was primarily due to the increase of interest income resulting from the MBI Variance, the acceleration of Professional Bank PPP loan fees, deposit fees associated with the Correspondent Banking Relationship, as well as lower provision for loan losses primarily due to the macro environment stabilization following the increased reserves at the early stages of COVID-19 pandemic in 2020 and having addressed the impairment of a loan to Coex Coffee International, Inc. (“Coex”) in the third quarter of 2020.
•Net interest income increased $12.4 million, or 29.6%, to $54.2 million compared to the prior year primarily due to loan growth and an increase in forgiveness of Professional Bank PPP loans resulting in a higher amount of loan fees recognized in addition to a reduction in interest expense on deposit accounts.

•Noninterest income increased $2.1 million, or 75.7%, to $4.9 million, compared to the prior year primarily due to an increase of $0.9 million in service charges associated with the Correspondent Banking Relationship, $0.5 million in service charges on other deposit accounts, a $0.5 million increase in Bank Owned Life Insurance income, a $0.2 million increase in SWAP fee income, and a $0.1 million increase in Small Business Administration (“SBA”) loan origination fees, partially offset by a $0.1 million decrease in fees generated from loans held for sale.
•Noninterest expense increased $1.6 million, or 4.9%, to $34.4 million compared to the prior year. The year over year increase was due to increased salaries and employee benefits resulting from our opening of LPOs in Tampa Bay and Jacksonville and investment in digital infrastructure, partially offset by prior year MBI acquisition expenses. The Bank’s number of employees increased from 172 as of September 30, 2020, to 205 as of September 30, 2021.
Financial Condition:
At September 30, 2021:
•Total assets remained relatively unchanged at $2.6 billion compared to the prior quarter. Total assets increased 27.4%, or $0.6 billion, compared to September 30, 2020, primarily as a result of increases in cash and cash equivalents, net loans, and taxable securities available-for-sale.
•Total loans were consistent compared to the prior quarter at $1.7 billion primarily due to new loan originations offset by loan paydowns and prepayments. New loan originations were $198.7 million, of which $172.7 million funded. The Professional Bank PPP loan balance decreased $54.1 million, or 38.9%, to $85.1 million from the prior quarter.
•Total Deposits increased 3.4%, or $0.1 billion, to $2.4 billion compared to the prior quarter primarily due to increases in money market and savings accounts and interest bearing demand deposit accounts, partially offset by a decrease in noninterest bearing demand deposit accounts. During the quarter, $57.0 million of noninterest bearing deposits were recategorized into interest bearing deposits.
•Nonperforming assets remained unchanged at $2.8 million compared to the prior quarter. As of September 30, 2020, the Company had nonperforming assets of $9.9 million. There were no charge-offs during the three months ended September 30, 2021, compared to one loan that was net charged-off for $0.2 million for the three months ended September 30, 2020.
Capital
The Company continues to remain well capitalized per regulatory requirements. As of September 30, 2021, the Company had a total risk-based capital ratio of 14.0% and a leverage capital ratio of 8.0%.
On March 2, 2020, the Company’s Board of Directors authorized the repurchase from time to time of the Company’s Class A Common Stock. Under this program, shares may be repurchased in open market transactions, including plans complying with Rule 10b5-1 under the Exchange Act. Effective May 6, 2021, the Company’s Board of Directors authorized an increase in the amount available under its existing stock repurchase program such that $10.0 million of additional funds were made available to repurchase outstanding shares of the Company’s Class A Common Stock. For the three months ended September 30, 2021, the Company repurchased 93,599 shares of Class A Common Stock, at an average price of $18.19 per share. As of September 30, 2021, year to date, the Company repurchased 341,367 shares of Class A Common Stock, at an average price of $17.69 per share. Under the stock repurchase program $4.8 million remained available as of September 30, 2021.
Liquidity
The Company maintains a strong liquidity position. At September 30, 2021, in addition to its balance sheet liquidity, the Company had the ability to generate approximately $390.0 million in liquidity through available resources. Additionally, the Company retained $16.7 million in cash at the holding company.

Net Interest Income and Net Interest Margin Analysis
Net interest income was $19.1 million for the three months ended September 30, 2021. The following table shows the average outstanding balance of each principal category of the Company’s assets, liabilities, and shareholders’ equity, together with the average yields on assets and the average costs of liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the respective periods. For the three months ended September 30, 2021, the Company’s cost of funds was 0.30%.

(Dollars in thousands)	For the Three Months Ended September 30,
	2021			2020
	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate
Assets
Interest earning assets
Interest-bearing deposits	$561,082	$212	0.15%	$251,613	$65	0.10%
Federal funds sold	36,264	10	0.11%	30,164	12	0.16%
Federal Reserve Bank stock, FHLB stock and other corporate stock	7,521	96	5.06%	8,998	103	4.55%
Investment securities - taxable	105,498	186	0.70%	80,643	209	1.03%
Investment securities - tax exempt	19,402	177	3.62%	23,583	224	3.77%
Loans(1)	1,702,137	20,209	4.71%	1,572,833	18,488	4.68%
Total interest earning assets	2,431,904	20,890	3.41%	1,967,834	19,101	3.86%
Loans held for sale	1,478			—
Noninterest earning assets	125,751			99,075
Total assets	$2,559,133			$2,066,909
Liabilities and stockholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	1,463,138	1,476	0.40%	1,049,556	1,165	0.44%
Borrowed funds	45,046	310	2.73%	297,227	476	0.64%
Total interest-bearing liabilities	1,508,184	1,786	0.47%	1,346,783	1,641	0.48%
Noninterest-bearing liabilities
Noninterest-bearing deposits	810,042			494,415
Other noninterest-bearing liabilities	16,746			19,961
Stockholders’ equity	224,161			205,750
Total liabilities and stockholders’ equity	$2,559,133			$2,066,909
Net interest spread(2)			2.94%			3.38%
Net interest income		$19,104			$17,460
Net interest margin(3)			3.12%			3.53%
_________________________________________
(1)Includes nonaccrual loans.
(2)Net interest spread is the difference between interest earned on interest earning assets and interest paid on interest-bearing liabilities.
(3)Net interest margin is a ratio of net interest income to average interest earning assets for the same period.
(4)Interest income on loans includes loan fees of $2.3 million and $1.3 million for the three months ended September 30, 2021, and 2020, respectively.
Provision for Loan Losses
The Company’s provision for loan losses amounted to $1.1 million for the quarter ended September 30, 2021, an increase of $0.3 million compared to the prior quarter. The increase in the provision expense was due primarily to a partial impairment of a consumer loan that was recorded in the quarter.
Investment Securities
The Company’s investment portfolio decreased $7.1 million, or 5.5%, to $120.6 million compared to the prior quarter. The decrease was primarily due to $6.9 million in MBS and SBA principal paydowns, in addition to $0.2 million in investment calls during the quarter. To supplement interest income earned on the Company’s loan portfolio, the Company invests in high quality mortgage-backed securities, government agency bonds, corporate bonds, community development district bonds, and equity securities (including mutual funds). Equity securities include $0.8 million of investments, made through our subsidiary Pro Opp Fund LLC, in businesses indirectly, directly, and tangentially related to the Company’s core business as permitted under the U.S. Bank Holding Company Act. Additionally, Pro Opp Fund LLC has an additional $0.9 million of unfunded investments outstanding.
Loan Portfolio
The Company’s primary source of income is derived from interest earned on loans. The Company’s loan portfolio consists of loans secured by real estate as well as commercial business loans, construction and development loans, and other consumer loans. The Company’s loan clients primarily consist of small to medium sized businesses, the owners and operators of those businesses, and other professionals, entrepreneurs and high net worth individuals. The Company’s owner-occupied and investment commercial real estate loans, residential construction loans, and commercial business loans provide higher risk-adjusted returns, shorter maturities, and more sensitivity to interest rate fluctuations and are complemented by the relatively lower risk residential real estate loans to individuals. The Company’s lending activities are principally directed to the Miami-Dade MSA. The following table summarizes and provides additional information about certain segments of the Company’s loan portfolio as of September 30, 2021:

(Dollars in thousands)	September 30, 2021		December 31, 2020
	Amount	Percent	Amount	Percent
Loans held for investment:
Commercial real estate	$856,194	50.7%	$777,025	46.9%
Residential real estate	371,469	22.0%	379,534	22.9%
Commercial (Non-PPP)	288,177	17.1%	206,095	12.4%
Commercial (PPP)	85,133	5.0%	185,748	11.2%
Construction and land development	69,534	4.1%	99,590	6.0%
Consumer and other	16,744	1.0%	9,689	0.6%
Total loans held for investment, gross	1,687,251	100.0%	1,657,681	100.0%
Allowance for loan loss	(11,478)		(16,259)
Loans held for investment, net	$1,675,773		$1,641,422

Loans held for sale:
Loans held for sale	$284	100.0%	$1,270	100.0%
Total loans held for sale	$284		$1,270
___________________________________________
(1)Certain prior period amounts have been reclassified to conform to the current period presentation.
As of September 30, 2021, the Company participated in all three rounds of the PPP and funded 2,287 small business loans representing approximately $340.5 million in relief proceeds, of which 1,745 loans totaling $251.4 million were forgiven by the SBA. Most of the Professional Bank PPP loans were initially pledged to the Federal Reserve as part of the Payroll Protection Program Liquidity Facility ("PPPLF"). The PPPLF pledged loans are non-recourse to the Company. However, the Company paid off all of the PPPLF advances during the first and second quarter of 2021 and the balance of PPPLF advances made by the Company was $0 at September 30, 2021.
As a result of the COVID-19 pandemic the Company has reviewed and processed numerous debt service relief requests in accordance with Section 4013 of the CARES Act and interagency guidelines published by federal banking regulators on March 13, 2020. As currently interpreted by the agencies, the guidelines assert that short-term modifications made on good faith for reasons related to the COVID-19 pandemic to borrowers who were current prior to such relief are not considered Troubled Debt Restructurings (“TDRs”). These modifications include deferrals of principal and interest, modification to interest only, and deferrals to escrow requirements. The modifications had varying terms up to six months. As of September 30, 2021, all of these loans had returned to normal payment schedules.

Non-Performing Assets
As of September 30, 2021, the Company had nonperforming assets of $2.8 million, or 0.10% of total assets, compared to nonperforming assets of $2.8 million, or 0.11% of total assets, at June 30, 2021. As of September 30, 2020, the Company had nonperforming assets of $9.9 million, or 0.48% of total assets.
Allowance for Loan and Lease Loss (“ALLL”)
The Company’s allowance for loan losses increased $1.1 million, or 10.2%, to $11.5 million compared to the prior quarter to maintain an appropriate level of reserve. The Company’s allowance for loan losses as a percentage of total gross loans plus loans held for sale (net of overdrafts and excluding Professional Bank PPP loans) was 0.72% at September 30, 2021, compared to 1.10% at December 31, 2020.  The December 31, 2020, ALLL included the reserve for Coex., see Reconciliation of non-GAAP Financial Measures.

PROFESSIONAL HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollar amounts in thousands, except share data)

	September 30, 2021	December 31, 2020
ASSETS
Cash and due from banks	$40,074	$62,305
Interest-bearing deposits	680,333	129,291
Federal funds sold	23,736	25,376
Cash and cash equivalents	744,143	216,972
Securities available for sale, at fair value - taxable	94,218	65,110
Securities available for sale, at fair value - tax exempt	19,462	22,398
Securities held to maturity (fair value September 30, 2021 – $269, December 31, 2020 – $1,561)	259	1,547
Equity securities	6,703	6,005
Loans, net of allowance of $11,478 and $16,259 as of September 30, 2021, and December 31, 2020, respectively	1,675,773	1,641,422
Loans held for sale	284	1,270
Federal Home Loan Bank stock, at cost	2,341	3,229
Federal Reserve Bank stock, at cost	5,416	4,762
Accrued interest receivable	5,336	6,666
Premises and equipment, net	3,807	4,370
Bank owned life insurance	38,204	37,360
Deferred tax asset	9,283	10,525
Goodwill	24,621	24,621
Core deposit intangibles	1,212	1,422
Other assets	15,174	9,591
Total assets	$2,646,236	$2,057,270
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand – noninterest bearing	$799,389	$475,598
Demand – interest bearing	328,667	232,367
Money market and savings	959,066	715,003
Time deposits	267,624	236,575
Total deposits	2,354,746	1,659,543
Official checks	4,194	4,447
Federal Home Loan Bank advances	35,000	40,000
Other borrowings	—	114,573
Subordinated debt	10,016	10,153
Accrued interest and other liabilities	14,259	12,989
Total liabilities	2,418,215	1,841,705
Stockholders’ equity
Preferred stock, 10,000,000 shares authorized, none issued	—	—
Class A Voting Common stock, $0.01 par value; authorized 50,000,000 shares, issued 14,323,965 and outstanding 13,416,667 shares as of September 30, 2021, and authorized 50,000,000 shares, issued 14,100,760 and outstanding 13,534,829 shares on December 31, 2020	143	141
Class B Non-Voting Common stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding on September 30, 2021, and December 31, 2020	—	—
Treasury stock, at cost	(15,246)	(9,209)
Additional paid-in capital	210,898	208,995
Retained earnings	32,160	14,756
Accumulated other comprehensive income	66	882
Total stockholders’ equity	228,021	215,565
Total liabilities and stockholders' equity	$2,646,236	$2,057,270

PROFESSIONAL HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Interest income
Loans, including fees	$20,209	$18,488	$57,753	$46,400
Investment securities - taxable	186	209	526	663
Investment securities - tax exempt	177	224	569	430
Dividend income on restricted stock	96	103	290	313
Other	222	77	486	837
Total interest income	20,890	19,101	59,624	48,643

Interest expense
Deposits	1,476	1,165	4,223	5,408
Federal Home Loan Bank advances	182	197	568	762
Subordinated debt	128	79	335	324
Other borrowings	—	200	313	337
Total interest expense	1,786	1,641	5,439	6,831

Net interest income	19,104	17,460	54,185	41,812
Provision for loan losses	1,060	5,957	2,860	8,552
Net interest income after provision for loan losses	18,044	11,503	51,325	33,260

Non-interest income
Service charges on deposit accounts	643	319	2,237	848
Income from Bank owned life insurance	281	123	844	378
SBA origination fees	21	—	166	114
SWAP fee income	208	149	781	622
Third party loan sales	161	252	462	519
Gain on sale and call of securities	1	1	23	16
Other	161	119	384	290
Total non-interest income	1,476	963	4,897	2,787

Non-interest expense
Salaries and employee benefits	7,350	6,433	21,233	18,608
Occupancy and equipment	935	1,196	2,942	3,051
Data processing	303	374	869	971
Marketing	420	435	738	723
Professional fees	689	562	2,087	1,723
Acquisition expenses	—	1,078	684	3,301
Regulatory assessments	481	250	1,248	764
Other	1,446	1,385	4,565	3,606
Total non-interest expense	11,624	11,713	34,366	32,747

Income before income taxes	7,896	753	21,856	3,300
Income tax provision (benefit)	1,608	(197)	4,452	536
Net income	6,288	950	17,404	2,764

Earnings per share:
Basic	$0.48	$0.07	$1.30	$0.24
Diluted	$0.45	$0.07	$1.25	$0.21

Other comprehensive income:
Unrealized holding gain (loss) on securities available for sale	(288)	171	(1,081)	1,240
Tax effect	71	(43)	265	(315)
Other comprehensive gain (loss), net of tax	(217)	128	(816)	925
Comprehensive income	$6,071	$1,078	$16,588	$3,689

Explanation of Certain Unaudited Non-GAAP Financial Measures
This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”), which we refer to “non-GAAP financial measures.” The table below provides a reconciliation between these non-GAAP measures and net income and net income per share, which are the most comparable GAAP measures.
Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these measures are useful supplemental information that can enhance investors’ understanding of the Company’s business and performance without considering taxes or provisions for loan losses and can be useful when comparing performance with other financial institutions. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.
Reconciliation of non-GAAP Financial Measures

(Dollar amounts in thousands, except per share data)	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2021	2020	2021	2021	2020
Net interest income (GAAP)	$19,104	$17,460	$17,202	$54,185	$41,812
Total non-interest income	1,476	963	2,302	4,897	2,787
Total non-interest expense	11,624	11,713	10,954	34,366	32,747
Pre-tax pre-provision earnings (non-GAAP)	$8,956	$6,710	$8,550	$24,716	$11,852
Total adjustments to non-interest expense	—	(1,078)	—	(684)	(3,301)
Adjusted pre-tax pre-provision earnings (non-GAAP)	$8,956	$7,788	$8,550	$25,400	$15,153

Return on average assets (GAAP)	0.97%	0.18%	0.99%	0.96%	0.21%
Adjusted return on average assets (non-GAAP)
Annualized pre-tax pre-provision ROAA (non-GAAP)	1.39%	1.30%	1.33%	1.37%	0.92%
Adjusted annualized pre-tax pre-provision ROAA (non-GAAP)	1.39%	1.51%	1.33%	1.41%	1.18%

	September 30, 2021	December 31, 2020
Total loans (GAAP)	$1,675,773	$1,641,422
Add allowance for loan loss	11,478	16,259
Add loans held for sale	284	1,270
Total gross loans	$1,687,535	$1,658,951
Less PPP loans	85,133	185,748
Total gross loans excluding Professional Bank PPP loans (non-GAAP)	$1,602,402	$1,473,203
Add purchase accounting loan marks	14,317	18,835
Total gross loans excluding PPP loans (non-GAAP)	$1,616,719	$1,492,038

Allowance for loan loss as a % of total loans (GAAP)	0.68%	0.99%
Allowance for loan loss as a % of total gross loans excluding Professional Bank PPP loans (non-GAAP)	0.72%	1.10%
Loan marks + allowance for loan loss / total gross loans excluding PPP loans (non-GAAP)	1.60%	2.35%
Certain Performance Metrics
The following table shows the return on average assets (computed as annualized net income divided by average total assets), return on average equity (computed as annualized net income divided by average equity) and average equity to average assets ratios for the three and nine months ended September 30, 2021.

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Return on Average Assets	0.97%	0.18%	0.96%	0.21%
Return on Average Equity	11.13%	1.84%	10.53%	2.06%
Average Equity to Average Assets	8.76%	9.95%	9.15%	10.45%
Additional Materials
There is also a slide presentation with supplemental financial information relating to this release that can be accessed at https://myprobank.com/ir/.
Forward Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in this presentation that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements preceded by, followed by or including words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should” and similar expressions. Forward-looking statements represent the Company’s current expectations, plans or forecasts and involve significant risks and uncertainties. Several important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include, without limitation, current and future economic and market conditions, including those that could impact credit quality and the ability to generate loans and gather deposits; the duration, extent and impact of the COVID-19 pandemic, including the governments’ responses to the pandemic and the potential worsening of the pandemic resulting from variants of COVID-19, on our and our customers’ operations, personnel, and business activity (including developments and volatility), as well as COVID-19’s impact on the credit quality of our loan portfolio and financial markets and general economic conditions; the effects of our lack of a diversified loan portfolio and concentration in the South Florida market; the impact of current and future interest rates and expectations concerning the actual timing and amount of interest rate movements; competition; our ability to execute business plans; geopolitical developments; legislative and regulatory developments; inflation or deflation; market fluctuations; natural disasters (including pandemics such as COVID-19); critical accounting estimates; and other factors described in our Form 10-K for the year ended December 31, 2020, Form 10-Qs for the quarters ended March 31, 2021, and June 30, 2021, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation to update any of the forward-looking statements included herein to reflect future events or developments or changes in expectations, except as may be required by law.
About Professional Bank and Professional Holding Corp.:
Professional Holding Corp. (NASDAQ:PFHD) is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008 and based in Coral Gables, Florida. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small to medium-sized businesses, the owners and operators of these businesses, professionals and entrepreneurs. Professional Bank currently operates its Florida network through nine branch locations and two LPOs in the regional areas of Miami, Broward, Palm Beach, Duval (Jacksonville), Hillsborough and Pinellas (Tampa Bay) counties. It also has a Digital Innovation Center located in Cleveland, Ohio and a LPO in New England that specializes in search fund lending. For more information, visit www.myprobank.com. Member FDIC. Equal Housing Lender.